Exhibit 99.1

Alliance Data Reports Second Quarter 2021 Results

•	Net income of $273 million, or $5.47 per diluted share
o	Strong credit management and more favorable economic outlook drove a net reserve release of $208 million
o	Credit sales returned to pre-pandemic levels as we exited the quarter
•	Credit sales trends align with expectation of strong 2022 receivables growth
•	Successful execution of strategic initiatives, including launch of Bread/Fiserv relationship
•	Previously announced spinoff of LoyaltyOne® remains on track for year-end completion

COLUMBUS, Ohio, July 29, 2021 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the quarter ended June 30, 2021.

“Alliance Data’s second quarter results highlight considerable progress in the transformation of our company, driven by efficient execution across our portfolio, together with improving business conditions,” said Ralph Andretta, president and chief executive officer of Alliance Data. “Credit sales returned to pre-pandemic levels as we exited the quarter, as retailers experienced robust omnichannel shopping and engagement aligned with improved consumer confidence and mobility.  While reopening efforts are progressing in the U.S., we are experiencing a more gradual recovery both in Canada and internationally.  We continue to maintain a favorable outlook for the LoyaltyOne segment given pipeline and activity level improvement.  AIR MILES® reward miles redeemed and average flight bookings per day significantly increased in June while BrandLoyalty’s new campaign pipeline strengthened, indicating more robust growth in the second half of 2021.

“Credit performance remained strong, reflecting our disciplined risk management and the ongoing impact of economic stimulus resulting in increased customer liquidity and greater ability to pay.  Our net loss rate remains well below our historic average rate of 6.0% and our delinquency rate was exceptionally low at 3.3%.  We expect credit metrics and payment rates to begin to normalize as stimulus programs wind down in the latter half of the year.

“Business development was robust during the second quarter, highlighted by a number of new partner signings, multiple renewals, and a growing pipeline of high-quality prospects.  We continue to expand Bread’s direct acquisition merchant partners as well as enlisting existing card brand partners to launch on Bread’s platform.  The e-commerce pilot for the Bread and Fiserv strategic relationship went live at quarter-end. Select merchant launches from Fiserv’s extensive merchant network will be staggered throughout the second half of 2021 and a full roll-out planned for 2022.  We expect Alliance Data’s differentiated full-spectrum lending capabilities and broad product suite to drive strong growth in 2022 and beyond.

“In June, we released our 2020 Environmental, Social and Governance (“ESG”) performance report highlighting the progress we have made over the past three-years.  Our ESG strategy is a key component of our business transformation, which prioritizes delivering long-term sustainable stakeholder value, modernizing technology, advancing a diverse and inclusive culture, and maintaining a commitment to ethical decision making.  These priorities are embedded in the Company’s business practices and corporate governance, and will help drive the long-term success of Alliance Data.”

Alliance Data Systems Corporation
July 29, 2021

2021 OUTLOOK

“First half results represent a strong foundation on which to build continued revenue growth, as receivables gain traction and LoyaltyOne activity increases in the second half of this year. We remain keenly focused on the execution of our strategy, focused on balancing growth and profitability to ensure the sustainable economics of our portfolio.

“Assuming continued strength in the U.S. economy, we are increasing our 2021 credit sales forecast to a double-digit growth rate and now expect a net loss rate in the low 5% range for the year,” said Mr. Andretta.  “Based on our current visibility and payment rate expectations, receivables at year-end 2021 are projected to be in line with year-end 2020 levels, although average receivables are expected to be down mid-single-digits for the year, reflecting the year-over-year pressure in the first half of 2021 and elevated payment rates.  We expect to resume high-single-digit to low-double-digit average receivables growth in 2022.  Total revenue for the year is anticipated to be down low-single-digits compared to 2020 as the impact from lower receivables is partially offset by improving revenue from LoyaltyOne and the Bread acquisition.  We expect efficiencies to enable us to keep total expenses, excluding provision for loan loss, flat year-over-year while we continue to fund initiatives to position the company for future growth.  In 2021, we are investing over $100 million in digital innovation and technology enhancements and $50 million in marketing to support growth and a return to positive operating leverage in 2022.

“We remain on track for the successful spinoff of our LoyaltyOne segment, with completion expected by year-end 2021, positioning both companies to pursue their respective unique growth opportunities and build long-term stockholder value.”

CONSOLIDATED RESULTS

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2021	2020	Change
Revenue	$1,012	$979	3%
Income before income taxes (“EBT”)	$372	$47	691%
Net income	$273	$38	612%
Net income per diluted share	$5.47	$0.81	575%
Weighted average shares outstanding – diluted	50.0	47.7

**********************************

Supplemental Non-GAAP Metrics (a):
Pre-provision, pre-tax earnings	$358	$297	20%

(a)	See “Financial Measures” for a discussion of non-GAAP Financial Measures.

Second Quarter: Consolidated revenue increased 3% to $1,012 million compared to the second quarter of 2020, resulting from the ongoing consumer recovery from pandemic lows.  EBT increased 691% to $372 million, positively impacted by a net reserve release of $208 million during the second quarter of 2021.  Net income was $273 million, or $5.47 per diluted share.

Alliance Data Systems Corporation
July 29, 2021

SEGMENT RESULTS

Card Services: Revenue increased 4% to $861 million compared to the second quarter of 2020, primarily due to the impact from pandemic-related consumer relief programs offered by Alliance Data in the second quarter of 2020.  EBT increased $334 million to $404 million compared to the second quarter of 2020, attributable to a lower provision for loan loss.  The net principal loss rate was 5.1% in the second quarter of 2021, an improvement of 250 basis points from the prior year period, while the delinquency rate of 3.3% improved 100 basis points from the prior year period.

Credit sales increased 54% to $7.4 billion compared to the second quarter of 2020, continuing to improve as consumer spending recovers.

LoyaltyOne: Segment revenue was nearly unchanged at $151 million compared to the second quarter of 2020.  BrandLoyalty revenue decreased 9%, or $7 million, due to a decline in retailer programs associated with the continuing impact of COVID-19.  AIR MILES revenue increased 11%, or $7 million, compared to the second quarter of 2020, due in part to higher redemptions, as well as the impact of favorable currency exchange rates.  EBT for the LoyaltyOne segment increased 2% to $24 million due to lower amortization expense.

Issuance of AIR MILES reward miles increased 8% compared to the second quarter of 2020, reflecting an increase in discretionary spending, including credit card spend. AIR MILES reward miles redeemed increased 32% compared to the second quarter of 2020, reflecting an improvement in travel-related categories and continued strength from merchandise redemptions.

Contacts:

Investor Relations:  Brian Vereb (brian.vereb@alliancedata.com), 614-528-4516

Media Relations:  Shelley Whiddon (shelley.whiddon@alliancedata.com), 214-494-3811

Alliance Data Systems Corporation
July 29, 2021

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including the proposed spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as pre-provision pre-tax earnings.  Pre-provision pre-tax earnings is calculated by adding the provision for loan loss to income before taxes.  The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

Alliance Data Systems Corporation
July 29, 2021

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.AllianceData.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, July 29, 2021 at 8:30 a.m. (Eastern Time) to discuss the Company’s second quarter 2021 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (800) 585-8367 or (416) 624-4642 and enter “4284128”. The replay will be available at approximately 11:59 a.m. (Eastern Time) on Thursday, July 29, 2021.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. Headquartered in Columbus, Ohio, Alliance Data is an S&P MidCap 400 company that consists of businesses that together employ approximately 8,000 associates at more than 45 locations worldwide.

Alliance Data’s Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread® and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
July 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue	$1,012.4	$979.3	$2,097.3	$2,361.1
Operating expenses:
Cost of operations	521.7	479.0	1,036.1	1,002.2
Provision for loan loss	(14.1)	250.1	19.3	906.0
Depreciation and amortization	31.5	41.3	65.5	80.1
Asset impairments	—	34.2	—	34.2
Total operating expenses	539.1	804.6	1,120.9	2,022.5
Operating income	473.3	174.7	976.4	338.6
Interest expense, net:
Securitization funding costs	30.4	42.7	64.0	92.6
Interest expense on deposits	41.8	58.9	87.3	119.2
Interest expense on long-term and other debt, net	29.5	26.1	59.0	54.4
Total interest expense, net	101.7	127.7	210.3	266.2
Income before income tax	$371.6	$47.0	$766.1	$72.4
Income tax expense	98.1	8.6	206.4	4.0
Net income	$273.5	$38.4	$559.7	$68.4

Per share data:
Weighted average shares outstanding – basic	49.7	47.6	49.7	47.6
Weighted average shares outstanding – diluted	50.0	47.7	49.9	47.7

Basic – Net income	$5.50	$0.81	$11.26	$1.44
Diluted – Net income	$5.47	$0.81	$11.21	$1.43

Pre-provision pre-tax earnings:
Income before income tax	$371.6	$47.0	$766.1	$72.4
Provision for loan loss	(14.1)	250.1	19.3	906.0
Pre-provision pre-tax earnings	$357.5	$297.1	$785.4	$978.4

Non-GAAP financial measures of adjusted EBITDA, net and core earnings per share and the associated reconciliations are available in earnings slide appendix

Alliance Data Systems Corporation
July 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$3,001.9	$3,081.5
Credit card and loan receivables:
Credit card and loan receivables	15,723.8	16,784.4
Allowance for loan loss	(1,635.3)	(2,008.0)
Credit card and loan receivables, net	14,088.5	14,776.4
Redemption settlement assets, restricted	745.1	693.5
Right of use assets - operating	215.3	233.2
Intangible assets, net	69.6	81.7
Goodwill	1,359.3	1,369.6
Other assets	2,332.7	2,311.2
Total assets	$21,812.4	$22,547.1

Liabilities and Stockholders’ Equity
Deferred revenue	$1,042.8	$1,004.0
Deposits	9,619.8	9,792.6
Non-recourse borrowings of consolidated securitization entities	4,603.3	5,709.9
Long-term and other debt	2,760.1	2,805.7
Operating lease liabilities	281.0	300.0
Other liabilities	1,457.5	1,413.3
Total liabilities	19,764.5	21,025.5
Stockholders’ equity	2,047.9	1,521.6
Total liabilities and stockholders’ equity	$21,812.4	$22,547.1

Shares of common stock outstanding	49.7	49.7

Alliance Data Systems Corporation
July 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended June 30,
	2021	2020

Cash Flows from Operating Activities:
Net income	$559.7	$68.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65.5	80.1
Deferred income taxes	22.1	131.4
Provision for loan loss	19.3	906.0
Non-cash stock compensation	16.0	11.0
Amortization of deferred financing costs	16.4	18.3
Change in operating assets and liabilities, net of sale of business	(4.9)	(179.8)
Other	39.1	32.1
Net cash provided by operating activities	733.2	1,067.5

Cash Flows from Investing Activities:
Change in redemption settlement assets	(41.0)	(18.7)
Change in credit card and loan receivables	666.2	3,053.4
Proceeds from sale of business	—	25.4
Purchase of credit card portfolio	(31.5)	—
Sale of credit card portfolio	—	289.5
Capital expenditures	(34.9)	(26.1)
Other	(24.2)	16.5
Net cash provided by investing activities	534.6	3,340.0

Cash Flows from Financing Activities:
Borrowings under debt agreements	31.0	650.0
Repayments of borrowings	(81.7)	(300.7)
Net decrease in deposits	(176.0)	(936.4)
Non-recourse borrowings of consolidated securitization entities	2,065.0	350.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,172.9)	(2,630.0)
Payment of deferred financing costs	(8.3)	(3.0)
Dividends paid	(21.1)	(40.4)
Other	(0.6)	(1.1)
Net cash used in financing activities	(1,364.6)	(2,911.6)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.7	(2.9)
Change in cash, cash equivalents and restricted cash	(96.1)	1,493.0
Cash, cash equivalents and restricted cash at beginning of period	3,463.2	3,958.1
Cash, cash equivalents and restricted cash at end of period	$3,367.1	$5,451.1

Alliance Data Systems Corporation
July 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Segment Revenue:
LoyaltyOne	$150.9	$151.1	—%	$327.5	$349.2	(6)%
Card Services	861.5	828.2	4	1,769.8	2,011.9	(12)
Corporate/Other	—	—	—	—	—	—
Total	$1,012.4	$979.3	3%	$2,097.3	$2,361.1	(11)%

Segment Earnings Before Taxes:
LoyaltyOne	$24.5	$24.0	2%	$56.2	$70.6	(20)%
Card Services	404.5	70.3	475	814.3	102.4	695
Corporate/Other	(57.4)	(47.3)	21	(104.4)	(100.6)	4
Total	$371.6	$47.0	691%	$766.1	$72.4	958%

Key Performance Indicators:
Credit sales	$7,401	$4,799	54%	$13,445	$10,898	23%
Average receivables	$15,282	$16,116	(5)%	$15,533	$17,205	(10)%
End of period receivables	$15,724	$15,809	(1)%	$15,724	$15,809	(1)%
Card Services gross revenue yield	22.5%	20.4%	2.1%	22.8%	23.2%	(0.4)%
Net principal loss rate	5.1%	7.6%	(2.5)%	5.0%	7.3%	(2.3)%
Delinquency rate	3.3%	4.3%	(1.0)%	3.3%	4.3%	(1.0)%
AIR MILES reward miles issued	1,139	1,053	8%	2,251	2,369	(5)%
AIR MILES reward miles redeemed	800	608	32%	1,540	1,602	(4)%